CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3),and related prospectus of PMC-Sierra, Inc. for the registration of up to 3,597,123 shares of its common stock and to the incorporation by reference therein of our report dated January 21, 1999, with respect to the consolidated financial statements and schedule of PMC-Sierra, Inc. included in its Annual Report (Form 10-K) for the year ended December 27, 1998, filed with the Securities and Exchange Commission.




DELOITTE & TOUCHE LLP
Vancouver, British Columbia, Canada
October 19, 1999